HAFER & GILMER
                         Certified Public Accountants
                         251 Royal Palm Way, Suite 302
                        Palm Beach, Florida  33480-4310




                         CONSENT OF INDEPENDENT AUDITORS



To the Board of Directors
ecom ecom.com, Inc.



     We consent to the incorporation by reference in the registration statement on Form S-8 of ecom ecom.com, Inc. to our report dated July 31, 1998 relating to the consolidated balance sheet of ecom ecom.com, Inc. as of May 31, 1998 and 1997, and the related statements of operations, stockholder's equity, and cash flows for the years then ended which report appears in the May 31, 1998 Annual Report on Form 10KSB of ecom ecom.com, inc.



/s/ Hafer & Gilmer
Hafer & Gilmer


Riviera Beach
June 9, 1999